SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                            FORM 8-K

                         CURRENT REPORT
               PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934


DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) DECEMBER 6, 2002


                       DETWILER, MITCHELL & CO.
      (Exact name of registrant as specified in its charter)

       DELAWARE                  0-12926               95-2627415
   (State of other             (Commission         (IRS Employer
jurisdiction of incorporation)  File Number)       Identification No.)


  225 Franklin Street, 20th Floor,  Boston, Massachusetts 02110
  (Address of principal executive offices)            (Zip Code)

Registrant's telephone number, including area code 617-451-0100


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ITEM 5.    OTHER EVENTS AND REGULATION FD DISCLOSURE

     On December 6, 2002, the Board of Directors of Detwiler, Mitchell & Co. (the "Company") approved the sale of 300,000 newly issued shares of common stock (the "Shares") to James H. Graves, Vice Chairman of the Company, or his designees, at a price of $1.00 per share. The Shares will be issued as repayment of the outstanding $300,000 promissory note payable by the Company to Mr. Graves, due March 22, 2003. When completed, the effect of this transaction will decrease total liabilities on the Company's balance sheet by $300,000 and increase total stockholders' equity by $300,000. The price per share was determined by valuing the shares at the closing price of the Common Stock on the Nasdaq SmallCap Market on December 6, 2002, but not less than $1.00 per share. The Shares will be issued on or about December 24, 2002 in accordance with requirements of the Nasdaq Stock Market.

     Additionally, on December 6 the Board of Directors authorized the sale of up to 400,000 newly issued, unregistered common shares of the Company. The price of such shares will be equal to the average closing price of the Common Stock on the Nasdaq Stock Market over ten trading days prior to the date of each transaction, but not less than the closing price of the Common Stock on the date of the transaction. Of the 400,000 shares available for sale, 210,000 shares will be purchased by Mr. Graves and the remaining shares will be made available for purchase by various officers, directors and key personnel of the Company. There can be no assurance that any of the 400,000 shares other than the 210,000 shares to be purchased by Mr. Graves will be sold and issued by the Company.

     The Board of Directors approved the waiver of certain provisions of the Shareholder Rights Agreement adopted by the Board of Directors on February 21, 1990, as amended, and renewed on February 20, 2000, for the above transactions.


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                           SIGNATURES

     Pursuant to the requirements of the Securities and Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   DETWILER, MITCHELL & CO.
                                   -----------------------------
                                        (Registrant)

December 11, 2002                  /s/  James K. Mitchell
-------------------                ------------------------------------
        Date                       James K. Mitchell
                                   Chairman and Chief Executive Officer

December 11, 2002                  /s/Stephen D. Martino
-------------------                ------------------------------------
     Date                          Stephen D. Martino
                                   Chief Financial Officer and
                                   Principal Accounting Officer


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